Troy & Gould Professional Corporation
                       1801 Century Park East, 16th Floor
                          Los Angeles, California 90067


December 2, 2005

GPS Industries, Inc.
5500 152nd Street, Suite 214
Surrey, British Columbia V3S 5J9 CANADA

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GPS Industries, Inc., a Nevada corporation (the "Company"), of a Registration Statement on Form SB-2 (the "Registration Statement ") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the offering for resale of up to 177,296,594 shares (the "Shares") of common stock of the Company, par value $0.001 per share (the "Common Stock"), comprised of 83,051,311 shares (the "Issued Shares") of Common Stock which are issued and outstanding and 94,285,283 shares (the "Purchase Shares") of Common Stock issuable pursuant to the Securities Purchase Agreement, dated as of September 20, 2005 by and between the Company and the Purchasers listed on the signature pages thereto (the "Purchase Agreement "). In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Articles of Incorporation, as amended, the Company's Bylaws, the Purchase Agreement, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

We neither express nor imply any opinion as to the laws of any other jurisdiction other than the corporate laws of the State of Nevada, and we assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.

This opinion is provided in connection with the transactions contemplated by the Registration Statement and may not be used or relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of the matter set forth below, and no opinion may be implied or inferred beyond that expressly stated.

Based upon the foregoing, and in reliance thereon, we are of the opinion that:
(i) the Issued Shares are validly issued, fully paid and nonassessable, and (ii) the Purchase Shares, when issued and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                           Very truly yours,

                                           TROY & GOULD PROFESSIONAL CORPORATION
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